Exhibit 99.1

FOR IMMEDIATE RELEASE

Avinger Receives FDA Clearance of Pantheris SV Device

Expands Addressable Market by Allowing for Treatment of Small Vessel Disease

Redwood City, Calif., April 10, 2019 - Avinger, Inc. (Nasdaq: AVGR), a leading developer of image-guided, catheter-based systems for the diagnosis and treatment of patients with Peripheral Artery Disease (PAD), today announced that the Company received 510(k) clearance from the U.S. Food & Drug Administration (FDA) for its Pantheris SV (Small Vessel) image-guided atherectomy system.

Pantheris SV, a product line extension of Avinger’s Lumivascular image-guided atherectomy platform, is expected to expand the available market for Pantheris by up to 50% and allow the Company to address a larger portion of the estimated $500 million atherectomy market. Designed with a lower profile and longer length than Pantheris, Pantheris SV is indicated for the diagnosis and treatment of PAD in small vessels (2 to 4 millimeters in diameter). Pantheris SV incorporates key improvements introduced to the platform with the launch of the next-generation Pantheris system in June 2018, including a stiffer shaft for increased pushability, a refined OCT imaging system, and an enhanced cutter design.

Pantheris SV received CE Marking in October 2018 and the first patients were treated with the device in Germany in November. The Company intends to initiate a limited launch of Pantheris SV in several sites in the United States when commercial product is available. Distribution of Pantheris SV is expected to be expanded as the Company gains additional clinical experience, builds product inventory, and receives purchasing approvals in new Lumivascular sites.

“We are excited to receive U.S. pre-marketing clearance for Pantheris SV, which we believe could expand our addressable market for atherectomy procedures by as much as 50%,” said Jeff Soinski, Avinger’s President and CEO. “With the clearance of this new device, we are well-positioned to build on the positive momentum we have seen in our Pantheris business since the introduction of the next-generation system in 2018. Following our anticipated limited launch of Pantheris SV, we plan on leveraging our growing commercial infrastructure and installed base of Lumivascular accounts to efficiently scale up the introduction of Pantheris SV and drive growth of our Pantheris product family in the second half of 2019.”

Dr. Jaafer Golzar, Avinger’s Chief Medical Officer and a highly experienced interventionalist treating patients with small vessel disease, commented, “This product line extension represents a significant advancement for patients with PAD, in particular those suffering from the complications of small vessel disease. Treating small vessels presents a number of challenges and physicians have had a limited set of minimally invasive tools that can provide safe and effective outcomes for this high-risk patient population. Pantheris SV uses a combination of directional atherectomy with onboard image-guidance to provide several potential clinical advantages, including an enhanced safety profile, the ability to maximize luminal gain without causing vascular injury, and precise vessel measurement capabilities.”

Atherectomy is a minimally invasive treatment for PAD in which a catheter-based device is used to remove plaque from a blood vessel. Lumivascular technology allows physicians, for the first time ever, to see from inside the artery during an atherectomy procedure by using an imaging modality called optical coherence tomography, or OCT, that is displayed on Avinger’s proprietary Lightbox console. Physicians performing atherectomy with other devices must rely solely on X-ray as well as tactile feedback to guide their interventions while treating complicated arterial disease. With the Lumivascular approach, physicians can more accurately navigate their devices and treat PAD lesions, thanks to the real-time OCT images generated from inside the artery, without exposing healthcare workers and patients to the negative effects of ionizing radiation.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first-ever image-guided, catheter-based system that diagnoses and treats patients with peripheral artery disease (PAD). PAD is estimated to affect over 12 million people in the U.S. and over 200 million worldwide. Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox imaging console, the Ocelot family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding Avinger’s Pantheris SV, its distribution and commercialization and its potential market as well as the growth of our Pantheris product family. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our ability to demonstrate the benefits of Pantheris SV and our Pantheris product family; the resource requirements related to Pantheris SV; the outcome of clinical trial results; potential exposure to third-party product liability, intellectual property and other litigation; lack of long-term data demonstrating the safety and efficacy of Pantheris SV; reliance on third-party vendors; dependency on physician adoption; reliance on key personnel; and requirements to obtain regulatory approval to commercialize our products; as well as the other risks described in the section entitled “Risk Factors” and elsewhere in our quarterly report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2019. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward-looking statements.

Public Relations Contact:

Phil Preuss

VP of Marketing & Business Operations

Avinger, Inc.

(650) 241-7942

pr@avinger.com

Investor Contact:

Mark Weinswig
Chief Financial Officer
Avinger, Inc.
(650) 241-7916
ir@avinger.com

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